UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2018

HYATT HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34521	20-1480589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 North Riverside Plaza, 8th Floor Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 750-1234

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01: Entry into a Material Definitive Agreement.

Offering of the Notes

On August 7, 2018, Hyatt Hotels Corporation (the “Company”) issued and sold $400,000,000 of its 4.375% Senior Notes due 2028 (the “Notes”) in a public offering (the “Offering”) pursuant to an effective Registration Statement on Form S-3 (Registration No. 333-221740) (the “Registration Statement”). The Company received net proceeds from the Offering of approximately $396 million, after deducting underwriters’ discounts and estimated offering expenses payable by the Company. The Company intends to use the proceeds from the Offering for general corporate purposes, which may include the full or partial redemption of its 6.895% Senior Notes due 2019, repayment of secured debt, share repurchases, acquisitions, or any other general corporate purpose the Company may deem necessary or advisable, and to pay related fees and expenses.

Indenture

The Notes were issued pursuant to an indenture, dated as of August 14, 2009 (the “Original Indenture”), as supplemented by a second supplemental indenture, dated as of August 4, 2011 (the “Second Supplemental Indenture”), and a fourth supplemental indenture, dated as of May 10, 2013 (the “Fourth Supplemental Indenture” and, together with the Original Indenture and the Second Supplemental Indenture, the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and a seventh supplemental indenture, dated as of August 16, 2018 (the “Seventh Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee, specifying the terms of the Notes.

The Original Indenture was included as Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (No. 333-161068), filed on September 9, 2009, and is incorporated herein by reference. The Second Supplemental Indenture was included as Exhibit 4.2 to the Company’s Registration Statement on Form S-3 (No. 333-176038), filed on August 4, 2011, and is incorporated herein by reference. The Fourth Supplemental Indenture was included as Exhibit 4.1 to the Company’s Current Report on Form 8-K (No. 001-34521) filed on May 10, 2013, and is incorporated herein by reference. The Seventh Supplemental Indenture and the form of the Notes are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference. The Seventh Supplemental Indenture and the form of the Notes are also filed with reference to, and are hereby incorporated by reference into, the Registration Statement.

Terms of the Notes

Interest and Maturity. The Notes bear interest at a rate of 4.375% per annum, which will be payable semi-annually on March 15 and September 15 of each year, beginning on March 15, 2019. The Notes will mature on September 15, 2028.

Redemption. At any time before the date that is three months prior to the maturity of the Notes, the Company may redeem some or all of the Notes at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, plus a “make-whole” amount. At any time on or after the date that is three months prior to the maturity of the Notes, the Company may redeem some or all of the Notes at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any.

Change of Control. In the event of a Change of Control Triggering Event, as defined in the Indenture, the holders of the Notes may require the Company to purchase for cash all or a portion of the holders’ Notes at a purchase price equal to 101% of the principal amount of the Notes purchased, plus accrued and unpaid interest, if any.

Covenants. The Indenture does not limit the ability of the Company or its subsidiaries to issue or incur other debt or issue preferred stock. Subject to certain important exceptions, the Indenture contains covenants that, among other things, limit the Company’s ability and the ability of certain of the Company’s subsidiaries to create liens on principal property, enter into sale and leaseback transactions with respect to principal property and enter into mergers or consolidations or transfer all or substantially all of the Company’s assets.

Ranking. The Notes rank equal in right of payment to all of the Company’s other existing and future unsecured unsubordinated indebtedness, senior in right of payment to all of the Company’s future subordinated indebtedness and effectively subordinated in right of payment to all of the Company’s existing and future secured obligations to the extent of the value of the assets securing such obligations. The Notes are not obligations of, or are guaranteed by, any of the Company’s subsidiaries. As a result, the Notes are structurally subordinated to all of the existing and future liabilities (including trade payables) of each of the Company’s subsidiaries.

The descriptions of the Indenture and the Notes herein are summaries and are qualified in their entirety by the terms of the Indenture and the Notes.

Item 8.01: Other Events.

Legal Opinion Letter

In connection with the Offering, a legal opinion letter of Latham & Watkins LLP regarding the validity of the Notes is attached as Exhibit 5.1 hereto. The legal opinion letter is also filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Item 9.01: Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description

4.1	Seventh Supplemental Indenture, dated as of August 16, 2018, between the Company and Wells Fargo, National Association, as trustee.

4.2	Form of 4.375% Senior Note due 2028 (included in Exhibit 4.1).

5.1	Opinion of Latham & Watkins LLP, dated August 16, 2018.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hyatt Hotels Corporation

Date: August 16, 2018	By:	/s/ Patrick J. Grismer
Patrick J. Grismer
Executive Vice President, Chief Financial Officer